Exhibit 99.1

Orchids Paper Products Company Announces Third Quarter 2017 Results

BRENTWOOD, Tenn., Nov. 7, 2017 /PRNewswire/ -- Orchids Paper Products Company (NYSE American: TIS) today reported results for the quarter ended September 30, 2017. The following tables provide selected financial results for third quarter 2017 compared to third quarter 2016 and second quarter 2017.

	Q3 2017	Q3 2016	Q2 2017
	(Dollars in thousands, except per share data) (unaudited)
Net sales:
Converted product	$ 42,007	$ 38,284	$ 34,697
Parent rolls	3,165	1,344	3,746
Total net sales	$ 45,172	$ 39,628	$ 38,443

Gross profit	$ 2,740	$ 6,215	$ 1,514
Net (loss) income	$ 705	$ 2,213	$ (2,047)
Diluted net (loss) income per share	$ 0.07	$ 0.21	$ (0.20)
EBITDA	$ 2,873	$ 6,729	$ 1,557
Adjusted EBITDA	$ 3,898	$ 7,094	$ 2,451

Other Selected Financial Data:
Gross profit margin	6.1%	15.7%	3.9%
EBITDA margin	6.4%	17.0%	4.1%
Adjusted EBITDA margin	8.6%	17.9%	6.4%

Jeff Schoen, President and Chief Executive Officer, stated, "Sales in third quarter experienced strong growth due to incremental volume from new business that started shipping in June. In August, we announced the addition of a significant new customer in a new distribution channel for new ultra-premium products to be manufactured in the Barnwell, South Carolina facility. We are on track to begin shipments for this new customer late in the fourth quarter of 2017, with full implementation expected by second quarter 2018. We expect to ship at 50% of the final run rate in December and ramp to full production in the first quarter of 2018. When this new business is fully implemented, total Company sales are expected to be between $220 and $240 million annually."

"We are on track to complete the start-up of the Barnwell facility by the end of 2017, as we stated previously. The paper machine has met all start-up expectations and is fully capable of delivering the product quality and capacity to support the new business."

"In third quarter 2017, our margins were negatively impacted by higher fiber costs due in part to a slower than expected ramp-up of Barnwell's fiber preparation and fiber recovery systems and in part due to an escalation of the market prices paid for virgin fiber. The fiber preparation and recovery systems are fully ramped and operational at the time of this release, and we anticipate this will drive an improvement in future margins."

Third Quarter 2017 Relative to Third Quarter 2016

Net sales increased $5.5 million, or 14%, in the third quarter of 2017 compared to the same period in the prior year. Converted product sales increased $3.7 million as a result of the continuing ramp-up of previously announced new private-label business. Net sales of converted product benefitted approximately $4.2 million from increased volume, while a lower average selling price per ton had a negative impact of approximately $0.5 million. Parent roll sales increased $1.8 million, resulting from ramping-up capacity at the new mill in Barnwell, South Carolina. We generally endeavor to run our paper-making mills at capacity, and production that is not needed to support converted product sales is sold as parent rolls.

Cost of sales increased $9.0 million, or 27%. Standard cost of sales increased $4.4 million, or 15%, consistent with the change in sales. Major contributors to the remaining $4.6 million increase in cost of sales include: approximately $1.4 million of increased freight cost based on changes in customer and geographic distributions; approximately $1.7 million of increased material costs, principally for virgin fiber; approximately $1.9 million of increased overhead costs not covered by production and sales; and other factors such as inventory obsolescence resulting from changes in customers' product lines, certain manufacturing efficiency variances, and increased fiber and utility costs in the Mexicali operations. Partially offsetting these noted changes in costs were approximately $1.3 million of capitalized variances that were directly attributable to preproduction test runs necessary to get Barnwell's new equipment ready for its intended use.

SG&A expenses increased $0.5 million principally due to contributions of excess inventory to support hurricane relief efforts and due to increased legal and professional fees.

Interest expense increased $0.2 million, or 29%, to $0.8 million due principally to increased debt levels. Our interest rate is largely variable and dependent upon our financial leverage, and was 5.2% at the end of the third quarter of 2017. Interest expense for the third quarter of 2017 excludes $1.6 million of interest capitalized to the Barnwell, South Carolina, capital project, pending its completion, compared to capitalized interest of $0.3 million for the same period in 2016.

A tax benefit of $2.0 million was recognized in the third quarter of 2017 compared to tax expense of $0.7 million in the third quarter of 2016, reflecting both the decline in pre-tax earnings and the Company's recognition of tax credits.

As a result of the foregoing factors, net income of $0.7 million, or $0.07 per basic share, was recognized in the third quarter of 2017 compared to net income of $2.2 million, or $0.21 per basic share, in the third quarter of 2016.

Third Quarter 2017 Relative to Second Quarter 2017

Net sales increased $6.7 million, or 18%, in the third quarter of 2017 compared to the second quarter of 2017. The increase in net sales principally reflects the continuing ramp-up of new business, which began to be produced and shipped late in the second quarter of 2017. Converted product net sales increased $7.2 million, with $6.9 million of the increase attributable to increased volume and $0.3 million due to an increase in the average selling price. Parent roll sales decreased $0.5 million, reflecting the utilization of increasing mill capacities to service new converted-product business.

Cost of sales increased $5.5 million, or 15%. Standard cost of sales increased $4.2 million, or 15%, consistent with the change in sales. Major contributors to the remaining $1.3 million increase in cost of sales include: approximately $0.9 million of increased freight cost based on changes in customer and geographic distributions; approximately $1.0 million of increased material costs, principally for virgin fiber; approximately $1.2 million of increased overhead costs not yet covered by production and sales at the new Barnwell, South Carolina facility; and other factors such as inventory obsolescence resulting from changes in customers' product lines and certain manufacturing efficiency variances. Partially offsetting these noted changes in costs were: approximately $1.3 million of variances were capitalized that were directly attributable to preproduction test runs necessary to get Barnwell's new equipment ready for its intended use, and Pryor's absorption variance improved by approximately $0.6 million.

SG&A expenses decreased $0.3 million, reflecting lower expenses resulting from the timing of employee medical claims, the timing of stock option expense for annual awards granted to the Board of Directors, and a reduction in anticipated bonus payouts. The benefit of these reductions to SG&A expense is partially offset by the previously mentioned contributions of excess inventory to support hurricane relief efforts in the third quarter.

Interest expense increased $0.3 million, or 48%, to $0.8 million in the third quarter of 2017 compared to the second quarter of 2017, due principally to increased debt levels. Third quarter interest expense excludes $1.6 million of interest capitalized to the Barnwell capital project, compared to $1.1 million of capitalized interest in the second quarter of 2017.

A tax benefit of $2.0 million was recognized in the third quarter of 2017 compared to a tax benefit of $0.4 million in the second quarter of 2017, reflecting the Company's year-to-date pre-tax net loss position and the Company's recognition of tax credits. Tax provisions are calculated based on year-to-date and full-year projected taxable income, so the quarter contained catch-up adjustments to realign tax expenses for the year.

As a result of the foregoing factors, net income of $0.7 million, or $0.07 per basic share, was recognized in the third quarter of 2017 compared to a net loss of $2.0 million, or ($0.20) per basic share, in the second quarter of 2017.

Liquidity

	Q3 2017	Q3 2016	Q2 2017
(Dollars in thousands) (unaudited)
Cash Flow Provided by (Used in):
Operating cash flow net of changes in working capital	$ 2,309	$ 9,900	$ 1,188
Changes in working capital	924	(6,050)	262
Operating activities	$ 3,233	$ 3,850	$ 1,450
Investing activities	$ (7,417)	$ (24,776)	$ (17,318)
Financing activities	$ 4,936	$ 23,251	$ 11,418

Cash balance, beginning	$ 1,327	$ 6,236	$ 5,777
Cash balance, ending	$ 2,079	$ 8,561	$ 1,327

At September 30, 2017, Debt, not having been netted with unamortized deferred debt issuance costs, was $171.5 million and was largely incurred to finance the construction of our integrated converting facility in Barnwell, South Carolina. The Barnwell facility was completed at the end of the third quarter of 2017, with the exception of the recycled-fiber processing plant that is operational in November 2017. The Company anticipates little capital remains to be spent on the recycled-fiber processing plant. The total projected expenditure for the Barnwell facility is approximately $164 million, inclusive of approximately $5.2 million of accrued, unpaid bills and amounts under open purchase orders.

At September 30, 2017, the Company was not in compliance with certain financial covenants under its Credit Agreement and New Market Tax Credit Financing Agreement, and obtained a waiver from its lenders. The financial covenants under the Credit Agreement, as amended, required the Company to maintain a minimum fixed charge coverage ratio of 1.05 to 1.0 and a maximum leverage ratio of 5.5 to 1.0 at September 30, 2017. The Company's leverage ratio was 10.9, and the fixed charge coverage ratio was (1.4) as of September 30, 2017. On November 7, 2017, the Company entered into Amendment No. 6 to its Credit Agreement, which, in addition to providing a waiver for the existing defaults, provides for a minimum EBITDA covenant, amends the pricing schedule, and amends certain reporting requirements. Including the amendments incorporated into this waiver, the Company's credit facilities have been amended for each of the last four quarters. The financial covenant requirements in effect at this time are as follows: fixed charge coverage ratios of 1.05 to 1 at September 30, 2017 and 1.2 to 1 at December 31, 2017 and quarter-ends thereafter, leverage ratios of 5.5, 4.5, and 3.5 at September 30, 2017, December 31, 2017, and March 31, 2018 and quarter-ends thereafter; minimum EBITDA for the most recent three-month period of $4.0 million, $4.8 million, and $5.0 million at October 31, 2017, November 30, 2017, and December 31, 2017 and as of the last day of each month thereafter.

The Company is seeking to refinance its existing long-term debt obligations within the fourth quarter of 2017. The Company may also need to seek another waiver of these and other financial covenants for the fourth quarter of 2017 in order to continue operating under the existing terms of the credit facilities. If the Company is unable to obtain another waiver of these financial covenants and/or a refinancing is not completed, the bank syndicate could declare a default. There can be no assurance that the Company's lenders will agree to further waivers or amendments to the existing debt covenants. While management intends to amend or refinance the debt, there can be no assurance that the Company will be able to obtain additional financing on terms that are satisfactory to it or at all. As of September 30, 2017, the borrowings under the Credit Agreement and the term loan otherwise due in 2022 were classified as current on the balance sheet due to these uncertainties regarding the Company's ability to meet the existing debt covenants over the next twelve-month period. The Company's cash requirements have historically been satisfied through a combination of cash flows from operations, equity financings and debt financings. We expect this trend to continue.

Third Quarter 2017 Relative to Third Quarter 2016: Operating cash flows, excluding changes in working capital, decreased $7.6 million compared to the third quarter of 2016, primarily reflecting the decrease in net income, net of changes in deferred taxes. Changes in working capital provided $0.9 million of operating cash flows in the third quarter of 2017, principally as accounts payable decreased a bit more than accounts receivable increased. This compares to $6.1 million of cash used for working capital in the third quarter of 2016, principally from a decrease in accrued Barnwell liabilities and increases in accounts receivable and prepaids, as partially offset by a decrease in income taxes receivable. Increased borrowings in both periods were used to finance investments in the Barnwell facility. In 2015, the Company received $12.0 million of restricted cash from financings, of which $1.2 million and $3.6 million was used in third quarter 2017 and 2016, respectively, for the Barnwell facility and was, accordingly, included in Investing activities. The Company paid dividends of $3.6 million in the third quarter of 2016, which are included in Financing activities.

Third Quarter 2017 Relative to Second Quarter 2017: Operating cash flows excluding changes in working capital increased $1.1 million compared to the second quarter of 2017, primarily reflecting the increase in net income, net of changes in deferred taxes. Changes in working capital provided $0.9 million of operating cash flows in the third quarter of 2017, as described above, compared to $0.3 million provided in the second quarter of 2017. Additional borrowings in both periods were used to finance investments in the Barnwell facility. The Company paid dividends of $3.6 million in the second quarter of 2017, which are included in Financing activities.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter results at 10:00 a.m. (ET) on Wednesday, November 8, 2017. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference's agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company's website at www.orchidspaper.com under "Investors." A replay of the teleconference will be available for 30 days on the Company's website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow, less changes in working capital, and (4) Changes in working capital.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, and Changes in working capital are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA before non-cash stock-based compensation expense and sporadic expenses, such as foreign exchange adjustments and relocation costs. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), non-cash compensation (affecting stock-based compensation expense), and sporadic expenses (including foreign exchange adjustments and relocation costs). These measures are also commonly used in the industry and are used by our lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," "will" or "continue" or the negative of such terms or other comparable terminology. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans about future events, including those regarding any potential refinancing, and the terms, conditions, timing and costs of any such refinancing. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company's actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017.

The Company's actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Income Statement Data
(Dollars in thousands, except per share data)

				Nine Months Ended September 30,
	Q3 2017	Q3 2016	Q2 2017	2017	2016
	(unaudited)
Converted product net sales	$ 42,007	$ 38,284	$ 34,697	$ 109,602	$ 122,867
Parent roll net sales	3,165	1,344	3,746	9,367	3,918
Total net sales	45,172	39,628	38,443	118,969	126,785
Cost of sales less depreciation	39,315	30,504	33,712	103,188	93,675
Depreciation in cost of sales	3,117	2,909	3,217	9,558	8,641
Total cost of sales	42,432	33,413	36,929	112,746	102,316
Gross profit	2,740	6,215	1,514	6,223	24,469
Selling, general & administrative expenses	3,026	2,557	3,289	8,934	7,783
Intangible amortization	233	233	233	699	986
Operating (loss) income	(519)	3,425	(2,008)	(3,410)	15,700
Interest expense	827	639	560	1,904	1,187
Other (income) expense, net	(42)	(162)	(115)	(324)	(527)
(Loss) income before income taxes	(1,304)	2,948	(2,453)	(4,990)	15,040
(Benefits from) provision for income taxes	(2,009)	735	(406)	(2,788)	4,850
Net (loss) income	$ 705	$ 2,213	$ (2,047)	$ (2,202)	$ 10,190

Average number of shares outstanding, basic	10,429,091	10,296,891	10,367,315	10,366,373	10,282,841
Average number of shares outstanding, diluted	10,429,091	10,367,660	10,367,315	10,366,373	10,351,415

Net (loss) income per share:
Basic	$ 0.07	$ 0.21	$ (0.20)	$ (0.21)	$ 0.99
Diluted	$ 0.07	$ 0.21	$ (0.20)	$ (0.21)	$ 0.98

Cash dividends paid	$ -	$ 3,604	$ 3,607	$ 3,607	$ 10,797
Cash dividend declared per share	$ -	$ 0.35	$ -	$ 0.35	$ 1.05

Orchids Paper Products Company and Subsidiaries
Selected Balance Sheet Data
(Dollars in thousands)

	Sep. 30, 2017	Dec. 31, 2016
	(unaudited)
Cash	$ 2,079	$ 8,750
Accounts receivable, net	15,753	8,954
Inventory, net	20,884	18,414
Other current assets, inclusive of amounts due from related parties	6,070	11,019
Property plant and equipment	369,047	320,442
Accumulated depreciation	(80,816)	(71,258)
Net property plant and equipment	288,231	249,184
Intangibles and goodwill, net	21,372	22,071
Other long-term assets	236	1,488
Total assets	$ 354,625	$ 319,880

Accounts payable, inclusive of amounts due to related parties	$ 21,576	$ 10,869
Other current liabilities	4,378	2,545
Current portion of long-term debt	169,392	6,728
Deferred income taxes	24,364	27,334
Long-term liabilities	5,255	139,159
Total stockholders' equity	129,660	133,245
Total liabilities and stockholders' equity	$ 354,625	$ 319,880

Debt, current and long term	$ 169,425	$ 140,717

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements

				Nine Months Ended September 30,
	Q3 2017	Q3 2016	Q2 2017	2017	2016
	(Dollars in thousands) (unaudited)
EBITDA Reconciliation:
Net (loss) income	$ 705	$ 2,213	$ (2,047)	$ (2,202)	$ 10,190
Plus: Interest expense	827	639	560	1,904	1,187
Plus: Income tax (benefit) expense	(2,009)	735	(406)	(2,788)	4,850
Plus: Depreciation	3,117	2,909	3,217	9,558	8,641
Plus: Intangible amortization	233	233	233	699	986
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 2,873	$ 6,729	$ 1,557	$ 7,171	$ 25,854

Adjusted EBITDA Reconciliation:
EBITDA	$ 2,873	$ 6,729	$ 1,557	$ 7,171	$ 25,854
Plus: Stock compensation expense	99	69	168	365	604
Plus: Relocation costs	(50)	296	(70)	(126)	635
Plus: Barnwell start-up costs	975	-	760	2,047	-
Plus: Foreign exchange (gain) loss	1	-	(23)	(44)	-
Plus: Severance from reduction in force	-	-	59	59	-
Adjusted EBITDA	$ 3,898	$ 7,094	$ 2,451	$ 9,472	$ 27,093

Separation of Operating Cash Flow measures:
Cash Flows From Operating Activities
Net (loss) income	$ 705	$ 2,213	$ (2,047)	$ (2,202)	$ 10,190
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,523	3,220	3,577	10,650	9,865
Provision for doubtful accounts	-	-	(20)	-	-
Deferred income taxes	(2,070)	4,407	(490)	(2,970)	6,624
Stock compensation expense	99	69	168	365	604
Loss on disposal of property, plant and equipment	52	(9)	-	52	(18)
Subtotal, "Operating cash flow less changes in working capital"	$ 2,309	$ 9,900	$ 1,188	$ 5,895	$ 27,265
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(2,508)	(3,335)	(2,647)	(7,567)	(1,541)
Inventories	52	(228)	(2,674)	(2,470)	(6,948)
Income taxes receivable	-	2,628	3,477	5,350	2,628
Prepaid expenses	(903)	(2,119)	340	(297)	(2,753)
Other assets	883	444	(180)	649	1,490
Accounts payable	3,373	791	1,134	6,136	1,843
Accrued liabilities	27	(4,231)	812	600	(1,725)
Subtotal, "Changes in working capital"	$ 924	$ (6,050)	$ 262	$ 2,401	$ (7,006)
Net cash provided by operating activities	$ 3,233	$ 3,850	$ 1,450	$ 8,296	$ 20,259

CONTACT: Water's Edge Investor Relations Consulting Group, Louie Toma, 774-291-6000, louie.toma@watersedgeir.com